UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2014

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On May 28, 2014, Waypoint Bluerock Enders JV, LLC, a Delaware limited liability company, or Enders JV, entered into a membership interest purchase agreement, or the Enders MIPA, with Waypoint Enders Investors, LP, a Delaware limited partnership, or WEI, an unaffiliated third party, and Waypoint Enders GP, LLC, a Delaware limited liability company, or WEGP, an unaffiliated third party, pursuant to which WEI and WEGP agreed to sell, and Enders JV agreed to acquire, WEI’s right, title and interest in and to its 49% limited liability company interest, or the WEI Membership Interest, in Waypoint Enders Owner, LLC, a Delaware limited liability company, or Enders Owner, and WEGP’s right, title and interest in and to its 0.1% limited liability company interest, or the WEGP Membership Interest, in Enders JV. The WEI Membership Interest and the WEGP Membership Interest are collectively referred to as the Membership Interests.

Enders Owner owns Enders Place at Baldwin Park, a 220-unit luxury multifamily rental community in Orlando, Florida, or Enders Place. Through our Operating Partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, and its wholly owned subsidiary, BEMT Enders, LLC, a Delaware limited liability company, we currently hold an indirect 95% limited liability company interest in BR Enders Managing Member, LLC, or BR Enders Managing Member. BR Enders Managing Member currently holds a 99.9% limited liability company interest in Enders JV and will assume the WEGP Membership Interest at closing. At the closing of the Enders MIPA, BR Enders Managing Member will wholly own Enders JV. Enders JV currently holds a 51% limited liability company interest in Enders Owner. At the closing of the Enders MIPA, Enders JV will wholly own Enders Owner which wholly owns Enders Place. Thus, at the closing of the Enders MIPA, we will hold an indirect 97.5% interest in Enders Place.

As consideration for the Membership Interests, WEI and WEGP will be paid at closing approximately $12.4 million. Within five business days following the date of the Enders MIPA, Enders JV must deliver to the Title Company an earnest money deposit in an amount equal to $300,000, or the Earnest Money, or WEI and WEGP will have the right to terminate the Enders MIPA. Enders JV will be obligated to complete the acquisition of the Membership Interests only after satisfaction of agreed upon closing conditions set forth in the Enders MIPA. In some circumstances, if Enders JV fails to complete the acquisition of the Membership Interests, Enders JV may forfeit the Earnest Money to WEI and WEGP as liquidated damages.  The Earnest Money will be applied to the purchase price at closing, unless refunded to Enders JV or paid to WEI and WEGP as liquidated damages in accordance with the terms of the Enders MIPA. The consideration for the WEI Membership Interest and the consideration for the WEGP Membership Interest are collectively referred to as the Enders Consideration.

Pursuant to the Enders MIPA, Enders JV must take all commercially reasonable, good-faith and diligent efforts to release the current non-recourse carve-out guarantor and environmental indemnitor, or the Current Guarantor, from that certain Guaranty dated as of October 2, 2012 and that certain Environmental Indemnity Agreement dated as of October 2, 2012, and replace the Current Guarantor with Bluerock Residential Growth REIT, Inc. The closing is contingent upon (i) acknowledgement by the lender or the holder of the existing loan documents, or the Holder, of the effectuation of the Membership Interest transfer pursuant to that certain Buy-Sell Transfer Rider to Multifamily Loan and Security Agreement dated as of October 2, 2012, or the Buy-Sell Transfer Rider, between Jones Lang LaSalle Operations, L.L.C. and Enders Owner and (ii) Enders JV’s obtainment of a commitment letter from Freddie Mac for additional loan proceeds in an amount not less than $8,400,000.00 upon certain terms and conditions set forth in the Enders MIPA, or the Supplemental Loan Condition. The closing will take place on the date which is ten days following the later of (x) Holder's confirmation that all conditions set forth in the Buy-Sell Transfer Rider have been satisfied or waived; and (y) satisfaction of the Supplemental Loan Condition, but in no event will the closing date be later than July 31, 2014.

The Enders MIPA otherwise contains terms, conditions, representations, warranties, covenants and indemnities that are customary and standard in the real estate industry. There is no assurance the consummation of the Enders MIPA and the acquisition of the Membership Interests will occur, as the consummation thereof is subject to various contingencies as set forth in the Enders MIPA. Our board of directors, including all of our independent directors, has unanimously approved the acquisition of the Membership Interests for the Enders Consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: June 3, 2014	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer and Treasurer